(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	July 22, 2020
(630) 906-5484

Old Second Reports Second Quarter Net Income of $9.2 million, or $0.31 per Diluted Share

AURORA, IL, July 22, 2020 – Old Second Bancorp, Inc. (the “Company,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the second quarter of 2020.  Our net income was $9.2 million, or $0.31 per diluted share, for the second quarter of 2020, compared to net income of $275,000, or $0.01 per diluted share, for the first quarter of 2020, and net income of $9.3 million, or $0.31 per diluted share, for the second quarter of 2019. Net income for the second quarter of 2020 includes a ($0.05) per diluted share impact of additional provisions for credit losses for loans and unfunded commitments due to changes in economic conditions and market interest rates related to the COVID-19 pandemic.

Operating Results

●Second quarter 2020 net income was $9.2 million, reflecting an increase in earnings of $9.0 million from the first quarter of 2020, and a decrease in earnings of $40,000 from the second quarter of 2019.  We recorded a provision for credit losses of $2.1 million in the second quarter of 2020, compared to $8.0 million in the first quarter of 2020, both due to the assessment of potential credit losses related to the COVID-19 pandemic under the new current expected credit losses accounting standard (“CECL”).  Also contributing to the increase in net income in the second quarter of 2020 compared to the prior quarter was growth in net gain on sales of mortgage loans of $2.4 million due to the reduction of interest rates, a reduction of $1.7 million of mark to market losses on MSRs, and the recognition of $635,000 in deferred issuance costs due to the redemption of our 7.80% cumulative trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, resulting in $32.6 million of debt retirement, in the first quarter of 2020.
●Net interest and dividend income was $22.7 million for the second quarter of 2020, a decrease of $49,000, or 0.2%, from the first quarter of 2020, and a decrease of $2.0 million, or 8.3%, from the second quarter of 2019.  Net interest and dividend income in the year over year period was negatively impacted by interest rate reductions related to COVID-19, which more than offset increases in interest income due to loan growth in the same period.  The recognition of $635,000 in deferred issuance costs due to the redemption of trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures also reduced net interest and dividend income in the first quarter of 2020.
●Provision for credit losses was $2.1 million for the second quarter of 2020, consisting of $1.4 million related to loans and $734,000 related to unfunded commitments, compared to a provision for credit losses of $8.0 million for the first quarter of 2020, consisting of $5.5 million related to loans and $2.5 million related to unfunded commitments, and a provision for loan losses of $450,000 in the second quarter of 2019.  We adopted the new CECL accounting standard effective January 1, 2020, which measures the allowance based on management’s best estimate of lifetime expected credit losses inherent in our lending activities, resulting in a $5.9 million allowance related to loans and a $1.7 million allowance related to unfunded commitments in the first quarter of 2020.  Provision expense in 2020 was impacted by both the adoption of the new CECL methodology and the expected impact, as of June 30, 2020, of the COVID-19 pandemic on future losses.
●Noninterest income was $10.7 million for the second quarter of 2020, an increase of $4.4 million, or 69.2%, compared to $6.3 million for the first quarter of 2020, and an increase of $2.6 million, or 31.3%, compared to $8.1 million for the second quarter of 2019.  The increase compared to the linked quarter and year over year quarter was primarily due to growth in net gains on sales of mortgage loans, due to an increase in volumes of originations and renewals in the lower interest rate environment.  In addition, mark to market losses on MSRs totaled $445,000 in the second quarter of 2020, compared to losses of $2.1 million in the first quarter of 2020, and losses of $1.1 million in the second quarter of 2019.
●	Noninterest expense was $18.9 million for the second quarter of 2020, a decrease of $2.1 million, or 10.0%, compared to $21.0 million for the first quarter of 2020, and a decrease of $1.2 million, or 6.1%, from $20.1 million for the second quarter of 2019. The decrease compared to the linked quarter and the year over year quarter was primarily attributable to decreases in salaries and employee benefits, computer and data processing, advertising, and other real estate owned expenses.
●	The provision for income taxes expense was $3.1 million for the second quarter of 2020, compared to a net benefit of $281,000 for the first quarter of 2020, and $3.0 million of provision expense for the second quarter of 2019. The increase in tax expense for the linked quarter was due to an increase of $12.4 million in pretax income compared to the first quarter of 2020.
●	During the second quarter of 2020, we repurchased 145,932 shares of our common stock at a weighted average price of $6.97 per share pursuant to our stock repurchase program.
●	On July 21, 2020, our Board of Directors declared a cash dividend of $0.01 per share payable on August 10, 2020, to stockholders of record as of July 31, 2020.

COVID-19 Operational Update

During this unprecedented time, the health and safety of our customers and employees remain our top priority.

●	We established client assistance programs, including offering commercial, consumer, and mortgage loan payment deferrals for certain clients. We also suspended late fees for consumer loans through June 30, 2020, and, although consumer late fees have been reinstated, we will continue to re-evaluate late fee assessments based on the ongoing COVID-19 pandemic.
●	We paused new foreclosure and repossession actions through June 30, 2020, and will continue to re-evaluate based on the borrower’s financial status and capability of repayment.
●	We are participating in the Coronavirus Aid, Relief and Economic Security Act (“CARES” Act). As of June 30, 2020, we had processed 669 loan applications for the SBA Paycheck Protection Program (“PPP loans”), representing a total of $133.9 million. We remain ready to continue to fund eligible client requests through the remaining time period approved by Congress.

President and Chief Executive Officer Jim Eccher said “I want to thank our employees for their dedication and hard work under extremely difficult circumstances over the past several months. Their efforts to promote the safe operation of the Bank while continuing to meet the financial needs of our communities has been nothing short of extraordinary.  Old Second remains committed to providing the resources to allow for the safest experience possible for our customers and employees while we continue to work with our customers who have been directly impacted by the pandemic.”

Eccher continued, “The credit environment remains uncertain given the economic damage resulting from the pandemic.  Recent economic data and decisive government action provide some basis for optimism but significant uncertainty remains regarding the ultimate impact of the pandemic on the local, national and global economies.  I believe Old Second is well positioned to capitalize upon opportunities with substantial capital flexibility and strong liquidity.  Bottom line results this quarter were strong in the context of the economy and significantly lower interest rates across all maturities.  Old Second earned $9.2 million despite adding an additional $2.1 million to the loss reserve for loans and unfunded commitments during the quarter. Deposit growth was excellent and spread income trends held up well despite a decline in the margin resulting from our participation in the Paycheck Protection Program and a large increase in liquidity.”

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	June 30,	March 31,	June 30,
	Buffer, if applicable[1]	Provisions[2]	2020	2020	2019
The Company
Common equity tier 1 capital ratio	7.00%	N/A	11.31%	10.85%	10.26%
Total risk-based capital ratio	10.50%	N/A	13.63%	13.09%	13.70%
Tier 1 risk-based capital ratio	8.50%	N/A	12.39%	11.93%	12.83%
Tier 1 leverage ratio	4.00%	N/A	10.06%	10.57%	10.85%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	13.46%	12.89%	13.96%
Total risk-based capital ratio	10.50%	10.00%	14.71%	14.07%	14.83%
Tier 1 risk-based capital ratio	8.50%	8.00%	13.46%	12.89%	13.96%
Tier 1 leverage ratio	4.00%	5.00%	10.86%	11.36%	11.96%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%. Under the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is not subject to the minimum capital adequacy and capital conservation buffer capital requirements at the holding company level, unless otherwise advised by the Federal Reserve (such capital requirements are applicable only at the Bank level). Although the minimum regulatory capital requirements are not applicable to the Company, we calculate these ratios for our own planning and monitoring purposes.

2 The prompt corrective action provisions are only applicable at the Bank level.

●	The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $20.2 million at June 30, 2020, compared to $21.8 million at March 31, 2020, and $12.7 million at June 30, 2019. Credit metrics continue to be relatively stable regarding nonperforming loan levels, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.0% at June 30, 2020, compared to 1.1% at March 31, 2020, and 0.7% at June 30, 2019. Our adoption of CECL on January 1, 2020, resulted in a change in the accounting for purchased credit impaired (“PCI”) loans, which are now considered purchased credit deteriorated (“PCD”) loans under CECL. Prior to January 1, 2020, past due and nonaccrual loan excluded PCI loans, even if contractually past due or if we did not expect to receive payment in full, as we were accreting interest income over the expected life of the loans. PCD loans acquired in our acquisition of ABC Bank totaled $11.1 million, net of purchase accounting adjustments, at June 30, 2020. PCD loans that meet the definition of nonperforming are now included in nonperforming disclosures.
●	OREO assets totaled $5.1 million at June 30, 2020, compared to $5.0 million at March 31, 2020, and $5.7 million at June 30, 2019. We recorded write-downs of $60,000 in the second quarter of 2020, compared to $158,000 in the first quarter of 2020 and $196,000 in the second quarter of 2019. Nonperforming assets, as a percent of total loans plus OREO, were 1.2% at June 30, 2020, 1.4% at March 31, 2020, and 1.0% June 30, 2019.
●	Total loans were $2.05 billion at June 30, 2020, reflecting an increase of $95.1 million compared to March 31, 2020, and an increase of $149.4 million compared to June 30, 2019. Growth in the year over year period was due primarily to an increase in our commercial portfolio stemming from PPP loan originations of $133.9 million, as well as organic growth in our leases and real estate-commercial portfolios. Average loans (including loans held-for-sale) for the second quarter of 2020 were $2.05 billion, reflecting an increase of $106.8 million from the first quarter of 2020 and an increase of $154.8 million from the second quarter of 2019.
●	Available-for-sale securities totaled $447.4 million at June 30, 2020, compared to $449.7 million at March 31, 2020, and $492.1 million at June 30, 2019. Total securities available-for-sale decreased $2.3 million from the linked quarter due to maturities and paydowns of $19.4 million, purchases of $6.7 million and unrealized mark to market gains of $11.0 million. A decline of $44.6 million was realized in the year over year quarter due primarily to security maturities and paydowns recorded in the third quarter of 2019 and first quarter of 2020.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$153,532	$42	0.11	$27,989	$75	1.08	$19,053	$111	2.34
Securities:
Taxable	247,868	1,694	2.75	273,429	2,163	3.18	229,263	2,223	3.89
Non-taxable (TE)[1]	204,840	1,767	3.47	202,289	1,842	3.66	290,743	2,710	3.74
Total securities (TE)[1]	452,708	3,461	3.07	475,718	4,005	3.39	520,006	4,933	3.80
Dividends from FHLBC and FRBC	9,917	123	4.99	9,917	125	5.07	11,317	156	5.53
Loans and loans held-for-sale[1,2]	2,052,060	22,460	4.40	1,945,383	23,636	4.89	1,897,324	24,958	5.28
Total interest earning assets	2,668,217	26,086	3.93	2,459,007	27,841	4.55	2,447,700	30,158	4.94
Cash and due from banks	30,594	-	-	32,549	-	-	33,618	-	-
Allowance for credit losses on loans	(30,747)	-	-	(23,507)	-	-	(19,435)	-	-
Other noninterest bearing assets	187,305	-	-	172,712	-	-	174,075	-	-
Total assets	$2,855,369			$2,640,761			$2,635,958

Liabilities and Stockholders' Equity
NOW accounts	$457,772	$129	0.11	$422,065	$233	0.22	$442,430	$373	0.34
Money market accounts	279,873	85	0.12	280,828	236	0.34	288,698	262	0.36
Savings accounts	359,358	171	0.19	322,618	166	0.21	313,822	124	0.16
Time deposits	439,735	1,442	1.32	448,763	1,766	1.58	422,975	1,641	1.56
Interest bearing deposits	1,536,738	1,827	0.48	1,474,274	2,401	0.66	1,467,925	2,400	0.66
Securities sold under repurchase agreements	45,882	23	0.20	47,825	116	0.98	44,184	147	1.33
Other short-term borrowings	8,396	34	1.63	23,069	109	1.90	93,369	574	2.47
Junior subordinated debentures	25,773	283	4.42	47,200	1,364	11.62	57,704	931	6.47
Senior notes	44,310	673	6.11	44,284	673	6.11	44,196	672	6.10
Notes payable and other borrowings	26,551	165	2.50	14,762	130	3.54	13,101	107	3.28
Total interest bearing liabilities	1,687,650	3,005	0.72	1,651,414	4,793	1.17	1,720,479	4,831	1.13
Noninterest bearing deposits	854,324	-	-	676,755	-	-	645,580	-	-
Other liabilities	39,613	-	-	28,490	-	-	19,586	-	-
Stockholders' equity	273,782	-	-	284,102	-	-	250,313	-	-
Total liabilities and stockholders' equity	$2,855,369			$2,640,761			$2,635,958
Net interest income (GAAP)		$22,707			$22,658			$24,754
Net interest margin (GAAP)			3.42			3.71			4.06

Net interest income (TE)[1]		$23,081			$23,048			$25,327
Net interest margin (TE)[1]			3.48			3.77			4.15
Core net interest margin (TE - excluding PPP loans)[1]			3.51			N/A			N/A
Interest bearing liabilities to earning assets	63.25%			67.16%			70.29%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2020 and 2019. See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes fees of $718,000 for the second quarter of 2020, $294,000 for the first quarter of 2020, and $184,000 for the second quarter of 2019. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $23.1 million for the second quarter of 2020, which reflects a decrease of $33,000 compared to the first quarter of 2020, and a decrease of $2.2 million compared to the second quarter of 2019.  The tax equivalent adjustment for the second quarter of 2020 was $374,000, compared to $390,000 for the first quarter of 2020, and $572,000 for the second quarter of 2019.  Average interest earning assets increased $209.2 million to $2.67 billion for the second quarter of 2020, compared to the first quarter of 2020, primarily due to PPP loan growth.  Average interest earning assets increased $220.5 million in the second quarter of 2020, compared to the second quarter of 2019.  Average loans, including loans held-for-sale, increased $106.8 million for the second quarter of 2020, compared to the first quarter of 2020, and increased $154.7 million compared to the second quarter of 2019.  Growth in volumes of earning assets for the second quarter of 2020, compared to the first quarter of 2020 and the second quarter of 2019, was more than offset by a decline in yields.  The yield on average earning assets decreased 62 basis points in the second quarter of 2020, compared to the first quarter of 2020, and decreased 101 basis points compared to the second quarter of 2019, primarily due to the lowering of interest rates by the Federal Reserve in the first quarter of 2020 in response to the COVID-19 pandemic, $133.9 million of PPP loans issued at 1.00% in the second quarter of 2020, and interest rate reductions in the second half of 2019.

Total securities income was $3.5 million in the second quarter of 2020, a decrease of $544,000 compared to the first quarter of 2020, and a decrease of $1.5 million compared to the second quarter of 2019, due primarily to reductions in yields and volumes.  Security sales and paydowns in the second quarter of 2020 totaled $19.4 million, which were partially offset by a $6.7 million purchase of a tax anticipation warrant.  Our overall yield on tax equivalent municipal securities was 3.47% for the second quarter of 2020, compared to 3.66% for the first quarter of 2020, and 3.74% for the second quarter of 2019.  Taxable security yields also declined in the second quarter of 2020, resulting in a decrease to the overall tax equivalent yield for the total securities portfolio of 32 basis points from March 31, 2020, and 73 basis points from June 30, 2019.

Average interest bearing liabilities increased $36.2 million in the second quarter of 2020, compared to the first quarter of 2020, driven by a $62.5 million increase in average interest bearing deposits, and partially offset by a $14.7 million decrease in average short-term borrowings and a $21.4 million decrease in average junior subordinated debentures. Average interest bearing liabilities decreased $32.8 million in the second quarter of 2020, compared to the second quarter of 2019, primarily driven by an $85.0 million decrease in other short-term borrowings, and a $31.9 million decrease in junior subordinated debentures, partially offset by a $68.8 million increase in interest bearing deposits. The cost of interest bearing liabilities for the second quarter of 2020 decreased by 45 basis points from the first quarter of 2020, and decreased 41 basis points from the second quarter of 2019. Growth in our average noninterest bearing demand deposits of $208.7 million in the year over year quarter has assisted us in controlling our cost of funds stemming from average interest bearing deposits, which totaled 0.48% for the second quarter of 2020, and 0.66% for both the first quarter of 2020 and the second quarter of 2019.

For the second quarter of 2020, average other short-term borrowings, which consisted solely of FHLBC advances, totaled $8.4 million, compared to $23.1 million for the first quarter of 2020, and $93.4 million for the second quarter of 2019.  Average rates paid on short-term FHLBC advances decreased from 2.47% in the second quarter of 2019 to 1.90% in the first quarter of 2020, and to 1.63% in the second quarter of 2020, reflecting the falling interest rate environment.  In March 2020, we redeemed our trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, which resulted in a payment of $33.0 million, including accrued interest.  The redemption was funded with cash on hand and a $20.0 million term note issued at one month Libor plus 1.75%, with principal and interest payable over the next three years, included within notes payable and other borrowings.  Due to the redemption, we recognized the remaining unamortized deferred issuance costs of $635,000 recorded on the junior subordinated debentures in March 2020, increasing our cost of funds by 15 basis points for the first quarter of 2020.

Our net interest margin (TE) decreased 29 basis points to 3.48% for the second quarter of 2020, compared to 3.77% for the first quarter of 2020, and decreased 67 basis points compared to 4.15% for the second quarter of 2019.  Our core net interest margin (TE), a non-GAAP financial measure that excludes the impact of our PPP loans, was 3.51% for the second quarter of 2020, compared to 3.77% and 4.15% for the first quarter of 2020 and second quarter of 2019, respectively.  The reductions were due primarily to falling interest rates and the redemption of our junior subordinated debentures late in the first quarter of 2020, noted above.  See the discussion entitled “Non-GAAP Presentations” in the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				2nd Quarter 2020
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
Trust income	$1,664	$1,532	$1,739	8.6	(4.3)
Service charges on deposits	1,120	1,726	1,959	(35.1)	(42.8)
Residential mortgage banking revenue
Secondary mortgage fees	505	270	203	87.0	148.8
Mortgage servicing rights mark to market loss	(445)	(2,134)	(1,137)	79.1	60.9
Mortgage servicing income	458	468	491	(2.1)	(6.7)
Net gain on sales of mortgage loans	4,631	2,246	1,163	106.2	298.2
Total residential mortgage banking revenue	5,149	850	720	505.8	615.1
Securities (losses) gains, net	-	(24)	986	100.0	(100.0)
Change in cash surrender value of BOLI	532	(49)	320	N/M	66.3
Death benefit realized on BOLI	59	-	-	N/M	N/M
Card related income	1,311	1,287	1,552	1.9	(15.5)
Other income	860	1,000	867	(14.0)	(0.8)
Total noninterest income	$10,695	$6,322	$8,143	69.2	31.3

N/M - Not meaningful.

Noninterest income increased $4.4 million, or 69.2%, in the second quarter of 2020, compared to the first quarter of 2020, and increased $2.6 million, or 31.3%, compared to the second quarter of 2019.  These increases were primarily driven by $4.6 million in net gain on sales of mortgage loans and a reduction in the mark to market losses on MSRs in the second quarter of 2020, compared to both the prior quarter and year over year quarter.  The cash surrender value of BOLI increased in the second quarter of 2020 by $581,000 compared to the first quarter of 2020, and increased $212,000 compared to the second quarter of 2019.

The noted increases were partially offset by a reduction in service charges on deposits, as overdraft and bounce fees declined due to a decrease in customer transactional activity as a result of the COVID-19 pandemic, resulting in a decrease of $606,000 in the second quarter of 2020, compared to the linked quarter, and a decrease of $839,000 year over year.  The year over year increase in noninterest income was also offset by a $986,000 decrease in securities gains, net, and a $241,000 decrease in card related income.

Noninterest Expense

				2nd Quarter 2020
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
Salaries	$8,588	$9,761	$9,004	(12.0)	(4.6)
Officers incentive	968	958	893	1.0	8.4
Benefits and other	1,786	2,199	1,690	(18.8)	5.7
Total salaries and employee benefits	11,342	12,918	11,587	(12.2)	(2.1)
Occupancy, furniture and equipment expense	1,935	2,301	1,925	(15.9)	0.5
Computer and data processing	1,247	1,335	1,524	(6.6)	(18.2)
FDIC insurance	155	57	116	171.9	33.6
General bank insurance	237	246	236	(3.7)	0.4
Amortization of core deposit intangible asset	124	128	121	(3.1)	2.5
Advertising expense	57	109	381	(47.7)	(85.0)
Card related expense	514	532	474	(3.4)	8.4
Legal fees	176	131	243	34.4	(27.6)
Other real estate owned expense, net	143	237	248	(39.7)	(42.3)
Other expense	2,966	3,008	3,271	(1.4)	(9.3)
Total noninterest expense	$18,896	$21,002	$20,126	(10.0)	(6.1)
Efficiency ratio (GAAP)[1]	55.13%	66.28%	59.78%
Adjusted efficiency ratio (non-GAAP)[2]	54.28%	65.48%	58.62%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less any BOLI death benefit recorded, net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the second quarter of 2020 decreased $2.1 million, or 10.0%, compared to the first quarter of 2020, and decreased $1.2 million, or 6.1%, compared to the second quarter of 2019.  The linked quarter decrease is primarily attributable to a $1.6 million decrease in salaries and employee benefits stemming from an increase in deferrals of new loan origination costs related to PPP loans, a $366,000 decrease in occupancy, furniture and equipment expense, a $98,000 decrease in other real estate owned expense primarily due to valuation write-downs on properties in the first quarter of 2020, and a $52,000 reduction in advertising expense.  These reductions were partially offset by an increase of $98,000 in FDIC insurance and $45,000 in legal fees.

The year over year decrease in noninterest expense is primarily attributable to a $245,000 decrease in salaries and employee benefits, a $277,000 decrease in computer and data processing expense, a $324,000 decrease in advertising expense, a $105,000 decrease in other real estate owned expense due to property valuation write-downs, and a $305,000 decrease in other expense.  The decrease in other expense was mainly attributable to reductions in consulting and management fees and other marketing expenses. Partially offsetting the year over year decreases was a $39,000 increase in FDIC insurance and a $40,000 increase in card related expense.

Earning Assets

				June 30, 2020
Loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
Commercial	$441,642	$364,626	$337,848	21.1	30.7
Leases	133,293	126,237	98,379	5.6	35.5
Commercial real estate - Investor	525,714	503,905	476,906	4.3	10.2
Commercial real estate - Owner occupied	343,982	349,595	348,185	(1.6)	(1.2)
Construction	83,939	78,159	93,079	7.4	(9.8)
Residential real estate - Investor	69,421	69,429	68,990	(0.0)	0.6
Residential real estate - Owner occupied	126,303	129,982	132,793	(2.8)	(4.9)
Multifamily	197,521	195,297	191,764	1.1	3.0
HELOC	89,170	93,165	96,821	(4.3)	(7.9)
HELOC - Purchased	26,467	30,880	31,852	(14.3)	(16.9)
Other[1]	14,884	15,929	13,533	(6.6)	10.0
Total loans, excluding deferred loan costs and PCI	2,052,336	1,957,204	1,890,150	4.9	8.6
Net deferred loan costs	-	-	1,959	-	(100.0)
Total loans, excluding PCI[2]	2,052,336	1,957,204	1,892,109	4.9	8.5
PCI loans, net of purchase accounting adjustments	-	-	10,834	-	(100.0)
Total loans	$2,052,336	$1,957,204	$1,902,943	4.9	7.9

1 Other class includes consumer and overdrafts.

2 As a result of our adoption of the new CECL accounting standard effective January 1, 2020, loans formerly referred to as PCI loans are considered PCD loans under CECL for all periods presented after December 31, 2019, and are included in the amounts above based on loan type.

Total loans increased by $95.1 million at June 30, 2020, compared to March 31, 2020, and increased $149.4 million for the year over year period.  Growth in the year over year period was primarily due to PPP loan originations of $133.9 million, recorded within commercial loans, as well as organic growth in our commercial, leases and commercial real estate-investor loan portfolios. As required by CECL, the balance (or amortized cost basis) of PCD loans are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.  Accordingly, at January 1, 2020, $2.5 million of purchase accounting adjustments related to PCD loans were reclassified to the allowance for credit losses from loans, resulting in an increase to total PCD loans.

				June 30, 2020
Securities	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
Securities available-for-sale, at fair value
U.S. Treasury	$4,147	$4,152	$4,025	(0.1)	3.0
U.S. government agencies	7,276	7,723	9,812	(5.8)	(25.8)
U.S. government agency mortgage-backed	16,779	17,255	16,999	(2.8)	(1.3)
States and political subdivisions	250,364	255,095	251,295	(1.9)	(0.4)
Collateralized mortgage obligations	56,113	53,403	64,867	5.1	(13.5)
Asset-backed securities	80,026	77,727	82,725	3.0	(3.3)
Collateralized loan obligations	32,731	34,339	62,357	(4.7)	(47.5)
Total securities available-for-sale	$447,436	$449,694	$492,080	(0.5)	(9.1)

Our securities portfolio totaled $447.4 million as of June 30, 2020, a decrease of $2.3 million from $449.7 million as of March 31, 2020, and a decrease of $44.6 million from June 30, 2019.  The decrease in the portfolio during the second quarter of 2020 was due to $19.4 million of security maturities and paydowns, partially offset by unrealized mark to market gains of $11.0 million, as well as a $6.7 million tax anticipation warrant purchase.  No security sales were recorded in the second quarter of 2020; $24,000 of net security losses were recorded in the first quarter of 2019, and $986,000 of net security gains were recorded in the second quarter of 2019.

Asset Quality

				June 30, 2020
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
Nonaccrual loans	$18,343	$19,497	$11,089	(5.9)	65.4
Performing troubled debt restructured loans accruing interest	978	934	1,570	4.7	(37.7)
Loans past due 90 days or more and still accruing interest	840	1,406	-	(40.3)	N/M
Total nonperforming loans	20,161	21,837	12,659	(7.7)	59.3
Other real estate owned	5,082	5,049	5,668	0.7	(10.3)
Total nonperforming assets	$25,243	$26,886	$18,327	(6.1)	37.7

PCD loans, net of purchase accounting adjustments[1]	$11,096	$10,999	$10,834	0.9	2.4

30-89 days past due loans and still accruing interest	$11,330	$17,738	$8,888
Nonaccrual loans to total loans	0.9%	1.0%	0.6%
Nonperforming loans to total loans	1.0%	1.1%	0.7%
Nonperforming assets to total loans plus OREO	1.2%	1.4%	1.0%
Purchased credit-deteriorated loans to total loans	0.5%	0.6%	0.6%

Allowance for credit losses	$31,273	$30,045	$19,372
Allowance for credit losses to total loans	1.5%	1.5%	1.0%
Allowance for credit losses to nonaccrual loans	170.5%	154.1%	174.7%

N/M - Not meaningful.

1 In 2020, due to the adoption of CECL, PCD loans are included in total nonperforming assets, if their risk rating at period end so indicates. For 2019 periods presented, PCI loans are not included within total nonperforming assets as these loans had an accretable yield.

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  We historically excluded PCI loans meeting nonperforming criteria from our nonperforming disclosures as long as their cash flows and the timing of such cash flows continued to be estimable and probable of collection.  As a result of CECL implementation on January 1, 2020, PCI loans became PCD loans.  PCD loans that meet the definition of nonperforming are now included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.0% for the second quarter of 2020, 1.1% for the first quarter of 2020, and 0.7% for the second quarter of 2019.  Nonperforming assets to total loans plus OREO remained relatively stable and ended at 1.2% for the second quarter of 2020, compared to 1.4% for the first quarter of 2020, and 1.0% for the second quarter of 2019, as our loan portfolio grew year over year, and we continued OREO liquidations and recorded write-downs.  Our allowance for credit losses to total loans was 1.5% as of both June 30, 2020 and March 31, 2020, and 1.0% as of June 30, 2019.

The following table shows classified assets by segment for the following periods.

				June 30, 2020
Classified loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
Commercial	$8,627	$11,260	$7,704	(23.4)	12.0
Leases	254	264	125	(3.8)	103.2
Commercial real estate - Investor	5,445	6,073	8,791	(10.3)	(38.1)
Commercial real estate - Owner occupied	9,432	10,504	11,605	(10.2)	(18.7)
Construction	2,318	2,414	273	(4.0)	749.1
Residential real estate - Investor	1,454	1,452	1,029	0.1	41.3
Residential real estate - Owner occupied	4,270	4,568	3,773	(6.5)	13.2
Multifamily	5,562	5,374	493	3.5	N/M
HELOC	1,690	1,628	1,894	3.8	(10.8)
HELOC - Purchased	113	114	184	(0.9)	(38.6)
Other[1]	353	349	24	1.1	N/M
Total classified loans, excluding PCI loans[2]	39,518	44,000	35,895	(10.2)	10.1
PCI loans, net of purchase accounting adjustments	-	-	10,834	N/M	(100.0)
Total classified loans	$39,518	$44,000	$46,729	(10.2)	(15.4)

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

2 For purposes of this table, for the three months ended June 30, 2019, classified loan amounts excluded $10.8 million of PCD loans, net of purchase accounting adjustments, formerly purchased credit impaired loans, even if contractually past due or if we did not expect to receive payment in full, as we were accreting interest income over the expected life of the loans.

Classified loans include nonaccrual, performing troubled debt restructurings, PCD loans (formerly PCI loans, as applicable), and all other loans considered substandard.  Classified loans totaled $39.5 million as of June 30, 2020, a decrease of $4.5 million, or 10.2%, from the prior linked quarter, and a decrease of $7.2 million, or 15.4%, from the second quarter of 2019.  All PCD loans stem from our acquisition of ABC Bank in 2018.

Allowance for Credit Losses on Loans and Unfunded Commitments

At June 30, 2020, our allowance for credit losses (“ACL”) on loans totaled $31.3 million, and our ACL on unfunded commitments, included in other liabilities, totaled $5.0 million.  This increased ACL from year-end 2019 was driven by the $8.0 million of provision expense in the first quarter of 2020, and by the adoption of CECL on January 1, 2020, in which we recognized an increase in our ACL on outstanding loans of $5.9 million and an increase in our ACL on unfunded commitments of $1.7 million as a cumulative effect adjustment from change in accounting policies.   During the second quarter of 2020, we recorded $1.4 million of ACL related to loans, and $734,000 of additional ACL related to unfunded commitments. The growth in the ACL for unfunded commitments in the second quarter of 2020, compared to the prior quarter, was primarily related to commercial unfunded commitments, with an increase in the funding rate assumptions based on our analysis of the last 12 months of utilization.   The total increase in the ACL during 2020 reflects forecasted credit deterioration due to the COVID-19 pandemic and the resultant recession.  Our ACL on loans to total loans was 1.5% as of both June 30, 2020 and March 31, 2020, compared to 1.0% at both December 31, 2019 and June 30, 2019.  The ACL on unfunded commitments totaled $5.0 million as of June 30, 2020, compared to $4.2 million as of March 31, 2020.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	June 30,	% of	March 31,	% of	June 30,	% of
	2020	Total [2]	2020	Total [2]	2019	Total [2]
Commercial	$(2)	(1.2)	$85	7.6	$61	15.5
Leases	-	-	-	-	-	-
Commercial real estate - Investor	(14)	(8.4)	(8)	(0.7)	(12)	(3.0)
Commercial real estate - Owner occupied	292	174.9	1,108	98.8	42	10.7
Construction	-	-	-	-	(1)	(0.3)
Residential real estate - Investor	(2)	(1.2)	(20)	(1.8)	(3)	(0.8)
Residential real estate - Owner occupied	(66)	(39.5)	(23)	(2.0)	(11)	(2.8)
Multifamily	-	-	-	-	-	-
HELOC	(53)	(31.7)	(58)	(5.2)	38	9.6
HELOC - Purchased	-	-	-	-	229	58.20
Other [1]	12	7.1	38	3.4	51	12.9
Net charge-offs / (recoveries)	$167	100.0	$1,122	100.0	$394	100.0

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the second quarter of 2020 were $406,000, compared to $1.4 million for the first quarter of 2020, and $474,000 for the second quarter of 2019.  Gross recoveries were $239,000 for the second quarter of 2020, compared to $279,000 for the first quarter of 2020 and $80,000 for the second quarter of 2019. Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $2.45 billion at June 30, 2020, an increase of $255.7 million compared to March 31, 2020, resulting from net increases in demand deposits of $188.0 million, savings, NOW and money market accounts of $89.7 million, partially offset by a decrease in time deposits of $22.1 million.  Total deposits increased $373.5 million in the year over year period driven primarily by growth in demand deposits of $257.7 million, and savings, NOW and money market accounts of $109.7 million.

Borrowings

As of June 30, 2020, we had $8.3 million in other short-term borrowings compared to $6.4 million as of March 31, 2020, and $87.1 million as of June 30, 2019.  Due to growth in deposits, our need for short-term funding in 2020 has declined year over year.

We are indebted on senior notes totaling $44.3 million, net of deferred issuance costs, as of June 30, 2020.  We are also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  On March 2, 2020, we redeemed the trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, which resulted in a decrease in junior subordinated debentures of $32.0 million.  Notes payable and other borrowings totaled $25.5 million as of June 30, 2020, and is comprised of $19.0 million outstanding on a $20.0 million term note we originated to facilitate the redemption of our trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, and $6.5 million of a long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations: Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of net interest income and net interest margin on a fully taxable equivalent basis, our efficiency ratio calculations and core net interest margin on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.  Our core net interest margin on a taxable equivalent basis excludes the impact of our PPP loans. These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Forward-Looking Statements: This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipated,” “expects,”  “intends,” “believes,” “may,” “likely,” “will” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook and our belief that we are well-positioned to capitalize on opportunities with substantial capital flexibility and strong liquidity. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on the our business, operations and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; and (5) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host an earnings call on Thursday, July 23, 2020, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).  Investors may listen to our earnings call via telephone by dialing 844-369-8770.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the earnings call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on July 30, 2020, by dialing 877-481-4010, using Conference ID: 35557.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2020	2019
Assets
Cash and due from banks	$32,424	$34,096
Interest earning deposits with financial institutions	225,065	16,536
Cash and cash equivalents	257,489	50,632
Securities available-for-sale, at fair value	447,436	484,648
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	9,917	9,917
Loans held-for-sale	9,416	3,061
Loans	2,052,336	1,930,812
Less: allowance for credit losses on loans	31,273	19,789
Net loans	2,021,063	1,911,023
Premises and equipment, net	44,536	44,354
Other real estate owned	5,082	5,004
Mortgage servicing rights, net	4,479	5,935
Goodwill and core deposit intangible	21,023	21,275
Bank-owned life insurance ("BOLI")	61,763	61,763
Deferred tax assets, net	13,242	11,459
Other assets	36,990	26,474
Total assets	$2,932,436	$2,635,545

Liabilities
Deposits:
Noninterest bearing demand	$890,636	$669,795
Interest bearing:
Savings, NOW, and money market	1,133,283	1,015,285
Time	427,398	441,669
Total deposits	2,451,317	2,126,749
Securities sold under repurchase agreements	52,088	48,693
Other short-term borrowings	8,250	48,500
Junior subordinated debentures	25,773	57,734
Senior notes	44,323	44,270
Notes payable and other borrowings	25,541	6,673
Other liabilities	42,628	25,062
Total liabilities	2,649,920	2,357,681

Stockholders’ Equity
Common stock	34,957	34,854
Additional paid-in capital	121,437	120,657
Retained earnings	218,856	213,723
Accumulated other comprehensive income	6,422	4,562
Treasury stock	(99,156)	(95,932)
Total stockholders’ equity	282,516	277,864
Total liabilities and stockholders’ equity	$2,932,436	$2,635,545

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest and dividend income
Loans, including fees	$22,347	$24,924	$45,944	$49,023
Loans held-for-sale	110	31	146	53
Securities:
Taxable	1,694	2,223	3,857	4,637
Tax exempt	1,396	2,141	2,851	4,239
Dividends from FHLBC and FRBC stock	123	156	248	305
Interest bearing deposits with financial institutions	42	111	117	225
Total interest and dividend income	25,712	29,586	53,163	58,482
Interest expense
Savings, NOW, and money market deposits	385	759	1,020	1,530
Time deposits	1,442	1,641	3,208	3,259
Securities sold under repurchase agreements	23	147	139	296
Other short-term borrowings	34	575	143	1,182
Junior subordinated debentures	283	931	1,647	1,858
Senior notes	673	672	1,346	1,344
Notes payable and other borrowings	165	107	295	223
Total interest expense	3,005	4,832	7,798	9,692
Net interest and dividend income	22,707	24,754	45,365	48,790
Provision for credit losses	2,129	450	10,113	900
Net interest and dividend income after provision for credit losses	20,578	24,304	35,252	47,890
Noninterest income
Trust income	1,664	1,739	3,196	3,225
Service charges on deposits	1,120	1,959	2,846	3,821
Secondary mortgage fees	505	203	775	339
Mortgage servicing rights mark to market loss	(445)	(1,137)	(2,579)	(1,956)
Mortgage servicing income	458	491	926	948
Net gain on sales of mortgage loans	4,631	1,163	6,877	1,925
Securities gains (losses) , net	-	986	(24)	1,013
Change in cash surrender value of BOLI	532	320	483	778
Death benefit realized on BOLI	59	-	59	-
Card related income	1,311	1,552	2,598	2,837
Other income	860	867	1,860	1,695
Total noninterest income	10,695	8,143	17,017	14,625
Noninterest expense
Salaries and employee benefits	11,342	11,587	24,260	23,199
Occupancy, furniture and equipment	1,935	1,925	4,236	3,914
Computer and data processing	1,247	1,524	2,582	2,856
FDIC insurance	155	116	212	290
General bank insurance	237	236	483	486
Amortization of core deposit intangible	124	121	252	253
Advertising expense	57	381	166	615
Card related expense	514	474	1,046	829
Legal fees	176	243	307	369
Other real estate expense, net	143	248	380	298
Other expense	2,966	3,271	5,974	6,211
Total noninterest expense	18,896	20,126	39,898	39,320
Income before income taxes	12,377	12,321	12,371	23,195
Provision for income taxes	3,139	3,043	2,858	5,449
Net income	$9,238	$9,278	$9,513	$17,746

Basic earnings per share	$0.31	$0.31	$0.32	$0.59
Diluted earnings per share	0.31	0.31	0.31	0.58
Dividends declared per share	0.01	0.01	0.02	0.02

Ending common shares outstanding	29,589,341	29,896,529	29,589,341	29,896,529
Weighted-average basic shares outstanding	29,637,567	29,896,231	29,783,665	29,871,081
Weighted-average diluted shares outstanding	30,194,007	30,389,892	30,342,306	30,366,889

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2019				2020
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Cash and due from banks	$33,749	$33,618	$34,315	$34,417	$32,549	$30,594
Interest earning deposits with financial institutions	18,842	19,053	21,425	27,720	27,989	153,532
Cash and cash equivalents	52,591	52,671	55,740	62,137	60,538	184,126

Securities available-for-sale, at fair value	513,491	520,006	494,050	485,802	475,718	452,708
FHLBC and FRBC stock	11,463	11,317	10,398	9,763	9,917	9,917
Loans held-for-sale	1,853	2,870	4,462	3,441	3,623	13,978
Loans	1,893,659	1,894,454	1,890,992	1,899,849	1,941,760	2,038,082
Less: allowance for credit losses on loans	19,235	19,435	19,452	20,063	23,507	30,747
Net loans	1,874,424	1,875,019	1,871,540	1,879,786	1,918,253	2,007,335

Premises and equipment, net	42,270	42,271	42,754	43,614	44,613	44,658
Other real estate owned	6,779	6,012	5,427	4,961	5,127	5,040
Mortgage servicing rights, net	7,334	6,551	5,578	5,447	5,053	4,451
Goodwill and core deposit intangible	21,747	21,618	21,476	21,337	21,208	21,084
Bank-owned life insurance ("BOLI")	61,661	62,124	62,445	62,259	61,873	61,790
Deferred tax assets, net	20,878	16,458	13,750	12,738	9,682	13,511
Other assets	21,098	19,041	20,820	22,893	25,156	36,771
Total other assets	181,767	174,075	172,250	173,249	172,712	187,305
Total assets	$2,635,589	$2,635,958	$2,608,440	$2,614,178	$2,640,761	$2,855,369

Liabilities
Deposits:
Noninterest bearing demand	$625,423	$645,580	$651,863	$678,136	$676,755	$854,324
Interest bearing:
Savings, NOW, and money market	1,055,563	1,044,950	1,011,717	1,010,948	1,025,511	1,097,003
Time	445,076	422,975	420,429	437,236	448,763	439,735
Total deposits	2,126,062	2,113,505	2,084,009	2,126,320	2,151,029	2,391,062

Securities sold under repurchase agreements	45,157	44,184	40,342	45,146	47,825	45,882
Other short-term borrowings	98,328	93,369	75,310	28,772	23,069	8,396
Junior subordinated debentures	57,692	57,704	57,716	57,728	47,200	25,773
Senior Notes	44,171	44,196	44,222	44,258	44,284	44,310
Notes payable and other borrowings	15,273	13,101	10,973	8,768	14,762	26,551
Other liabilities	13,750	19,586	30,329	28,026	28,490	39,613
Total liabilities	2,400,433	2,385,645	2,342,901	2,339,018	2,356,659	2,581,587

Stockholders' equity
Common stock	34,775	34,825	34,825	34,845	34,900	34,957
Additional paid-in capital	119,051	119,381	120,076	120,517	120,829	121,253
Retained earnings	180,398	188,453	199,228	209,942	215,467	216,183
Accumulated other comprehensive (loss) income	(3,102)	3,705	7,417	5,806	9,131	219
Treasury stock	(95,966)	(96,051)	(96,007)	(95,950)	(96,225)	(98,830)
Total stockholders' equity	235,156	250,313	265,539	275,160	284,102	273,782
Total liabilities and stockholders' equity	$2,635,589	$2,635,958	$2,608,440	$2,614,178	$2,640,761	$2,855,369

Total Earning Assets	$2,439,308	$2,447,700	$2,421,327	$2,426,575	$2,459,007	$2,668,217
Total Interest Bearing Liabilities	1,761,260	1,720,479	1,660,709	1,632,856	1,651,414	1,687,650

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2019				2020
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Interest and Dividend Income
Loans, including fees	$24,099	$24,924	$25,109	$23,587	$23,597	$22,347
Loans held-for-sale	22	31	47	33	36	110
Securities:
Taxable	2,414	2,223	2,296	2,323	2,163	1,694
Tax exempt	2,098	2,141	1,719	1,467	1,455	1,396
Dividends from FHLB and FRBC stock	149	156	154	143	125	123
Interest bearing deposits with financial institutions	114	111	119	115	75	42
Total interest and dividend income	28,896	29,586	29,444	27,668	27,451	25,712
Interest Expense
Savings, NOW, and money market deposits	771	759	724	706	635	385
Time deposits	1,618	1,641	1,672	1,805	1,766	1,442
Securities sold under repurchase agreements	149	147	135	146	116	23
Other short-term borrowings	607	575	429	144	109	34
Junior subordinated debentures	927	931	933	933	1,364	283
Senior notes	672	672	682	673	673	673
Notes payable and other borrowings	116	107	89	72	130	165
Total interest expense	4,860	4,832	4,664	4,479	4,793	3,005
Net interest and dividend income	24,036	24,754	24,780	23,189	22,658	22,707
Provision for credit losses	450	450	550	150	7,984	2,129
Net interest and dividend income after provision for credit losses	23,586	24,304	24,230	23,039	14,674	20,578
Noninterest Income
Trust income	1,486	1,739	1,730	1,700	1,532	1,664
Service charges on deposits	1,862	1,959	2,020	1,874	1,726	1,120
Secondary mortgage fees	136	203	282	151	270	505
Mortgage servicing rights mark to market (loss) gain	(819)	(1,137)	(946)	240	(2,134)	(445)
Mortgage servicing income	457	491	460	473	468	458
Net gain on sales of mortgage loans	762	1,163	2,074	1,113	2,246	4,631
Securities gains (losses), net	27	986	3,463	35	(24)	-
Change in cash surrender value of BOLI	458	320	267	370	(49)	532
Death benefit realized on BOLI	-	-	-	872	-	59
Card related income	1,285	1,552	1,595	1,428	1,287	1,311
Other income	828	867	988	986	1,000	860
Total noninterest income	6,482	8,143	11,933	9,242	6,322	10,695
Noninterest Expense
Salaries and employee benefits	11,612	11,587	12,062	11,608	12,918	11,342
Occupancy, furniture and equipment	1,989	1,925	2,235	2,140	2,301	1,935
Computer and data processing	1,332	1,524	1,490	1,285	1,335	1,247
FDIC insurance	174	116	(114)	-	57	155
General bank insurance	250	236	270	246	246	237
Amortization of core deposit intangible	132	121	157	129	128	124
Advertising expense	234	381	360	250	109	57
Card related expense	355	474	531	596	532	514
Legal fees	126	243	111	195	131	176
Other real estate expense, net	50	248	26	99	237	143
Other expense	2,940	3,271	2,826	3,280	3,008	2,966
Total noninterest expense	19,194	20,126	19,954	19,828	21,002	18,896
Income (loss) before income taxes	10,874	12,321	16,209	12,453	(6)	12,377
Provision for (benefit from) income taxes	2,406	3,043	4,036	2,917	(281)	3,139
Net income	$8,468	$9,278	$12,173	$9,536	$275	$9,238

Basic earnings per share	$0.28	$0.31	$0.41	$0.32	$0.01	$0.31
Diluted earnings per share	0.28	0.31	0.40	0.31	0.01	0.31
Dividends paid per share	0.01	0.01	0.01	0.01	0.01	0.01

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Net Interest Margin
Interest income (GAAP)	$25,712	$27,451	$29,586
Taxable-equivalent adjustment:
Loans	3	3	3
Securities	371	387	569
Interest income (TE)	26,086	27,841	30,158
Interest expense (GAAP)	3,005	4,793	4,832
Net interest income (TE)	$23,081	$23,048	$25,326
Paycheck Protection Program ("PPP") loan - interest and fee income	603	NA	NA
Net interest income (TE) - excluding PPP loans	$22,478	NA	NA
Net interest income (GAAP)	$22,707	$22,658	$24,754
Average interest earning assets	$2,668,217	$2,459,007	$2,447,700
Average PPP loans	$90,447	N/A	N/A
Average interest earning assets, excluding PPP loans	$2,577,770	N/A	N/A
Net interest margin (GAAP)	3.42%	3.71%	4.06%
Net interest margin (TE)	3.48%	3.77%	4.15%
Core net interest margin (TE - excluding PPP loans)	3.51%	N/A	N/A

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2020	2019
Efficiency Ratio / Adjusted Efficiency Ratio
(Dollars in thousands)

Noninterest expense	$18,896	$21,002	$20,126	$18,896	$21,002	$20,126
Less amortization of core deposit	124	128	121	124	128	121
Less other real estate expense, net	143	237	248	143	237	248
Noninterest expense less adjustments	$18,629	$20,637	$19,757	$18,629	$20,637	$19,757

Net interest income	$22,707	$22,658	$24,754	$22,707	$22,658	$24,754
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	3	3	3
Securities	N/A	N/A	N/A	371	387	569
Net interest income including adjustments	22,707	22,658	24,754	23,081	23,048	25,326
Noninterest income	10,695	6,322	8,143	10,695	6,322	8,143
Less death benefit related to BOLI	59	-	-	59	-	-
Less securities (losses) gains, net	-	(24)	986	-	(24)	986
Less MSRs mark to market (loss) gain	(445)	(2,134)	(1,137)	(445)	(2,134)	(1,137)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	157	(13)	85
Noninterest income (less) / including adjustments	11,081	8,480	8,294	11,238	8,467	8,379

Net interest income including adjustments plus noninterest income (less) / including adjustments	$33,788	$31,138	$33,048	$34,319	$31,515	$33,705
Efficiency ratio / Adjusted efficiency ratio	55.13%	66.28%	59.78%	54.28%	65.48%	58.62%